                                                                    EXHIBIT 10.1


                              EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (the "Agreement") is made as of this 3rd day of August, 1998, between SHONEY's, INC., a Tennessee corporation, whose principal place of business is located at 1727 Elm Hill Pike, Nashville, Tennessee ("Employer"), and STEPHEN C. SANDERS, a resident of Madison, Tennessee ("Employee").

        1. TERM OF EMPLOYMENT.

           1.1 EMPLOYMENT. Employer hereby employs Employee, and Employee hereby accepts employment with Employer, for the Employment Term (as hereinafter defined).

           1.2 EMPLOYMENT TERM. The term of this Agreement and the Employment Term shall commence on August 3, 1998, and terminate on August 2, 2001, unless sooner terminated as herein provided or extended by a subsequent amendment or extension of this Agreement executed by both parties hereto.

        2. DUTIES OF EMPLOYEE.

           2.1 GENERAL DUTIES. Employee is hereby employed as the President and Chief Operating Officer of Shoney's Restaurants (the "Business Unit") with such duties and responsibilities as the Chief Executive Officer of Employer or Employer's Board of Directors shall designate, which shall be those duties and responsibilities customarily prescribed for persons in the position of Employee. Employee shall do and perform all services, acts, or things necessary or advisable to manage and conduct the business of Employer, subject always to the policies set forth by Employer's Board of Directors, in accordance with any and all governing rules and regulations of regulatory agencies.

           2.2 DEVOTION OF ENTIRE TIME TO EMPLOYER'S BUSINESS. Employee will devote his entire productive time, ability, and attention during normal business hours to the business of Employer during the Employment Term. Employee shall not, directly or indirectly, render any services of a business, commercial, or professional nature to any other person or organization, whether for compensation or otherwise, without the prior written consent of Employer's Board of Directors; provided, however, that the foregoing shall not preclude reasonable participation as a member in community, civic, or similar organizations, or the pursuit of personal investments that neither interfere nor conflict with his normal business activities for Employer; provided, further, that Employer acknowledges and agrees that Employee has an ownership interest in the food service



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businesses identified on Exhibit A attached hereto and that he will retain such interests during the Employment Term.

        3. COMPENSATION AND BENEFITS OF EMPLOYER.

           3.1 SALARY. As compensation for his services hereunder, Employee shall receive a base salary (the "Base Salary"), which shall be payable in accordance with the general payroll practices of Employer, and which during the period from August 3, 1998 through December 31, 1999 shall be in an annual amount (prorated as appropriate) of $300,000. During the remaining term of this Agreement, Base Salary shall be in an amount determined by the Human Resources and Compensation Committee of Employer's Board of Directors (the "Committee"); provided the Committee shall not decrease Employee's Base Salary for any period within the Employment Term below $300,000 per annum.

           3.2 BONUSES. Employee shall be eligible for an annual bonus in an amount equal to the Base Salary using performance criteria established by the Board of Directors pursuant to the Shoney's, Inc. Annual Incentive Plan, as amended from time to time. Up to fifty percent (50%) of the annual bonus may be earned upon the achievement of the Business Unit objectives and up to fifty percent (50%) may be earned upon the achievement of Employee's personal performance objectives (objectives that are within the job description and agreed to by Employee and the Chief Executive Officer of Employer). The Business Unit objectives and personal performance objectives shall be established annually and at all times are subject to review and approval of Employer's Committee and/or the Board of Directors. Bonuses may be paid in cash or Employer's $1.00 par value common stock.

           3.3 RESTRICTED STOCK.

               3.3.1 SHARES. Subject to all of the conditions (including, without limitation, the time of vesting and right to receive) and restrictions set forth in this Section 3.3.1, Employer hereby grants to Employee an award of 75,000 shares (the "Restricted Shares") of Employer's $1.00 par value common stock (the "Shares"). The Restricted Shares shall become vested in, and shall be distributed to, Employee in three (3) installments on each of the dates set forth below (each of which shall be referred to as a "Distribution Date," with the three (3) dates being collectively referred to as the "Distribution Dates") in the following respective amounts:

               DISTRIBUTION DATE             NUMBER OF SHARES
               -----------------             ----------------
                 August 2, 1999                   25,000
                 August 2, 2000                   25,000
                 August 2, 2001                   25,000
                                                  ------
                    Total                         75,000
                                                  ------




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Immediately following each Distribution Date, Employer shall promptly cause its transfer agent to issue a certificate to Employee evidencing the Restricted Shares that became distributable. The issuance of any stock certificate to Employee shall be subject to any applicable federal, state, or local tax withholding requirements. If, prior to a Distribution Date, Employee's employment is terminated, all rights of Employee in any Restricted Shares awarded under this Section 3.3.1 that, as of the date of such termination, have not become distributable to Employee shall thereupon immediately terminate and become forfeited; provided, however, that if Employee's employment is terminated pursuant to Section 4.1.1, Employee shall receive a pro-rata (based upon the number of days worked by the Employee since the later of (i) the date of this Agreement or (ii) the Distribution Date prior to the date of termination) distribution of the Restricted Shares that would have otherwise become distributable to him on the next succeeding Distribution Date.

         Employee shall not have any rights as a shareholder with respect to any Restricted Shares until the issuance of a stock certificate evidencing the Restricted Shares. The number of Restricted Shares awarded Employee under this
Section 3.3.1 shall be proportionately adjusted to reflect any stock dividend, stock split or share combination of the Shares or any recapitalization of Employer occurring prior to a Distribution Date. Except as provided in the preceding sentence, no adjustment shall be made on the issuance of a stock certificate to Employee as to any dividends or other rights for which the record date occurred prior to a Distribution Date. The right of Employee to receive the Restricted Shares shall not be assignable or transferable otherwise than by will or the laws of descent and distribution.

         Upon receipt of Restricted Shares at a time when there is not in effect under the Securities Act of 1933, as amended (the "Securities Act"), a current registration statement relating to the Restricted Shares, Employee shall represent and warrant in writing to Employer that the Restricted Shares are being acquired for investment and not with a view to the distribution thereof and shall agree to the placement of a legend on the certificate or certificates representing the Restricted Shares evidencing the restrictions on transfer under the Securities Act and the issuance of stop-transfer instructions by Employer to its transfer agent with respect thereto.

         No Restricted Shares shall be issued hereunder unless and until the then applicable requirements of the Securities Act, the Tennessee Business Corporation Act, the Tennessee Securities Act of 1980, as any of the same may be amended, the rules and regulations of the Securities and Exchange Commission and any other regulatory agencies and laws having jurisdiction over or applicability to Employer, and the rules and regulations of any securities exchange on which the Shares may be listed, shall have been fully compiled with and satisfied. Employer shall use its best efforts to cause all such requirements to be promptly and completely satisfied. If, in the opinion of its counsel, the issuance of any Shares hereunder shall not be lawful for any reason, including the inability of Employer to obtain approval from any regulatory body having jurisdiction or authority



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deemed by such counsel to be necessary for such issuance, then Employer shall not be obligated to issue any such Restricted Shares, but, in such event, shall be obligated to provide Employee with cash or non-cash consideration having equivalent after tax value which is acceptable to Employee in the exercise of Employee's reasonable discretion.

               3.3.2 CASH COMPONENT. Upon the issuance of a certificate for any Restricted Shares pursuant to Section 3.3.1, Employee shall be paid a cash bonus by Employer which shall be in addition to any other bonus or bonuses provided herein. The bonus payable pursuant to the preceding sentence shall be determined by subtracting the Restricted Share Value (as defined below) from the Restricted Share Gross Up (as defined below). "Restricted Share Value" shall mean the fair market value of any Restricted Shares on the date that they become distributable to Employee. "Restricted Share Gross Up" shall mean an amount equal to the result derived by dividing: (a) the Restricted Share Value by (b) the Tax Factor (as defined below). "Tax Factor" shall mean the greater of: (i) sixty-four percent (64%); or (ii) the difference between one hundred percent (100%) and the highest marginal individual income tax rate set forth in the Internal Revenue Code of 1986, as amended, in the year in which Employee receives the portion of the Restricted Shares with respect to which this bonus is being calculated.

           3.4 OPTIONS TO PURCHASE STOCK. Employee shall be granted, on the date hereof, options to purchase 200,000 Shares with an exercise price equal to the closing price of the Shares on the date hereof. Employee shall be granted, on August 2, 1999, options to purchase an additional 200,000 Shares with an exercise price equal to the greater of (1) the closing price of the Shares on the grant date (August 2, 1999) or (2) the closing price of the Shares on the date of this Agreement plus twenty percent (20%).

        Of the options granted pursuant to this Section 3.4, twenty percent (20%) shall vest, on a cumulative basis, on each anniversary of each respective grant and all such options that shall have vested shall be exercisable for a period of 10 years from the date of grant. Except as the terms of such options as set forth in this Section 3.4 may be inconsistent therewith, the terms and conditions applicable to the options to be granted pursuant to this Section 3.4 shall otherwise be those contained in the Shoney's, Inc. 1981 Stock Option Plan, as amended, the terms and conditions of which are incorporated herein by this reference.

           3.5 LONG TERM INCENTIVE PLAN. Employee shall be eligible to participate in the Shoney's, Inc. Executive Long Term Incentive Plan ("LTIP") contingent upon the plan's approval by the Shoney's, Inc. Board of Directors, the Human Resources and Compensation Committee and the Company's shareholders.

           3.6 MEDICAL BENEFITS. Employer shall provide Employee with medical and dental insurance (which Employer may self insure) benefits in accordance with the established



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benefit policies of Employer are subject to any required premium contributions for coverages elected by Employee.

           3.7 DISABILITY INSURANCE BENEFITS. Employer shall provide Employee with disability insurance benefits in accordance with the established benefit policies of Employer that provide disability insurance benefits to Employee in an amount equal to fifty percent (50%) of base salary plus annual bonus target.

           3.8 LIFE INSURANCE. During the Employment Term, Employer shall provide Employee, subject to satisfactory results of a physical examination, with a renewable term life insurance policy in the amount of one million dollars ($1,000,000). The life insurance policy shall be owned by Employee and Employee shall be entitled to designate the beneficiary thereof. In addition, Employee shall be entitled to life insurance as provided pursuant to the Company's benefit plans.

           3.9 EXPENSES. Employer shall reimburse Employee for all reasonable and necessary business expenses of Employee incurred in the conduct of his duties hereunder. Employee shall comply with all applicable policies of Employer with respect to documentation and approval of such expenses.

           3.10 VACATIONS. Employee shall be entitled to an annual paid vacation commensurate with Employer's established vacation policy for executive officers. The timing of paid vacations shall be scheduled in a reasonable manner by Employee.

           3.11 OTHER BENEFIT PROGRAMS. Employee shall be entitled to participate in all employee benefit, bonus, and similar programs, including, without limitation, programs of insurance, deferred compensation arrangements, and all other benefits made available by Employer to senior management personnel. During the Employment Term, so long as any additional benefit is made available to senior management personnel of Employer, such benefit shall be provided to Employee.

           3.12 LEGAL FEES, TAX PLANNING AND RETURNS AND FINANCIAL PLANNING. Employer shall reimburse Employee for his reasonable legal expenses not in excess of $5,000 in connection with the negotiation of this Agreement, and shall provide annually to Employee an allowance for the preparation of his tax returns and for tax and financial planning services in accordance with the established policy of Employer.

       4.  TERMINATION OF EMPLOYMENT; SEVERANCE.



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           4.1 BY EMPLOYER.

               4.1.1 TERMINATION WITHOUT CAUSE. Employer's Chief Executive Officer or the Board of Directors may terminate Employee's employment, with or without cause, at any time by giving written notice of such termination to Employee, such termination of employment to be effective on a date specified in such notice; provided, however, that in the event of such a termination without cause, Employee shall be entitled to receive severance benefits in an amount equal to the greater of (1) Employee's base pay as of the termination date for the remainder of the term of employment or (2) severance benefits as provided under the Shoney's, Inc. severance policy.

               4.1.2 TERMINATION FOR CAUSE. If Employee is terminated for cause, Employer shall have no further obligation whatsoever to Employee hereunder (with the exception of the obligation to pay Employee's Base Salary through the date of termination of employment), and Employee's participation in all benefit programs shall cease as of the date of termination. For purposes of this Agreement, "cause" shall mean any one of the following:

         (i) Employee's willful failure to carry-out any material lawful duties assigned by Employer's Board of Directors which duties are commensurate with those of similarly situated employees;

         (ii) breach of fiduciary duty to Employer (or any of Employer's subsidiaries) involving personal profit by Employee;

         (iii) conviction of Employee for any crime involving the Employer's business, or of a felony; or of any other crime resulting in his imprisonment;

         (iv) intentional breach by Employee of any material provision of this Agreement;

         (vi) unsatisfactory performance by Employee of the duties designated for Employee by Employer's Chief Executive Officer or Board of Directors, if such unsatisfactory performance is a result of alcohol or drug abuse by Employee; or

         (vii)    violation of Employer's policies.

                  4.2 TERMINATION BY EMPLOYEE. Employee may terminate his employment with Employer at any time without further obligation whatsoever by either party hereunder (with the exception of Employer's obligation to pay Employee's Base Salary through the date of termination of employment and except for the obligations and covenants of Employee pursuant



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to Sections 5.1, 5.2 and 5.3, which shall survive termination as specified therein) by giving not less than sixty (60) days' prior written notice of such termination to Employer.

               4.3 EFFECT OF TERMINATION ON STOCK OPTIONS. In the event of any termination of this Agreement and the Employment Term pursuant to Section 4.1.2 or Section 4.2, all stock options held by Employee that are vested prior to the effective date of the termination shall be exercisable in accordance with their terms, and all stock options held by Employee that are not vested prior to the effective date of the termination shall lapse and be void. All stock options granted to Employee shall provide (through amendment or otherwise) that, in the event of any termination of Employee's employment pursuant to Section 4.1.1, then, in addition to any other rights of Employee hereunder, all such options shall become fully vested and shall be exercisable in accordance with their respective terms upon such a termination for ninety (90) days immediately following the date of termination.

         5.    COVENANT NOT TO COMPETE; NON-DISCLOSURE; NON-SOLICITATION.

               5.1 COVENANT NOT TO COMPETE. Employee acknowledges that Employer's business is built upon the confidence of its customers, suppliers, employees, and the general public, and that Employee will acquire confidential knowledge that should not be divulged or used for his own benefit. Employee, subject to the provisions of Section 2.2, covenants and agrees that during the term hereof, he will not, without the prior written consent of Employer, engage in, own, manage, operate, control, or participate in any food service business, except to the extent provided on Exhibit A attached hereto.

               Employee understands and acknowledges that his violation of this covenant not to compete is a material provision of this Agreement and would cause irreparable harm to Employer.

               5.2 NON-DISCLOSURE OF INFORMATION. Employee recognizes and acknowledges that, as a result of his employment by Employer, he will become familiar with and acquire knowledge of confidential information and certain trade secrets that are valuable, special, and unique assets of Employer. Employee agrees that any such confidential information and trade secrets are the property of Employer. Therefore, Employee agrees that, for and during the entire Employment Term, any such confidential information and trade secrets shall be considered to be proprietary to Employer and kept as the private records of Employer and will not be divulged to any firm, individual, or institution except pursuant to and within the course and scope of Employee's employment hereunder. Further, upon termination of Employee's employment, the Employment Term and/or this Agreement for any reason whatsoever, Employee agrees that he



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will, for a period of three (3) years after such date, continue to treat as private and proprietary to Employer any such confidential information and trade secrets and will not, for a period of three (3) years after such date, release any such confidential information and trade secrets to any person, firm, or institution, or use them to the detriment of Employer. The parties agree that nothing in this Agreement shall be construed as prohibiting Employer from pursuing any remedies available to it for any breach or threatened breach of this Section 5.2, including, without limitation, the recovery of damages from Employee or any person or entity acting in concert with Employee.

               5.3 NON-SOLICITATION. Employee recognizes and acknowledges that, as a result of his employment by Employer, he will become familiar with and acquire knowledge of confidential information and certain other information regarding employees of Employer. Therefore, Employee agrees that, during the term hereof, and for a period of two (2) years from the date of termination of Employee's employment, the Employment Term and/or this Agreement, whichever is later, Employee shall not encourage, solicit or otherwise attempt to persuade any person in the employment of Employer to end his/her employment with Employer. The parties agree that nothing in this Agreement shall be construed as prohibiting Employer from pursuing any remedies available to it for any breach or threatened breach of this Section 5.3, including, without limitation, the recovery of damages from Employee or any person or entity acting in concert with Employee. Employer shall receive injunctive relief without the necessity of posting bond or other security, such bond or other security being hereby waived by Employee.

         6.    DEATH OR DISABILITY OF EMPLOYEE.

               6.1 DEATH OF EMPLOYEE. In the event Employee dies during the Employment Term, this Agreement and the Employment Term shall terminate upon Employee's death. Employee's estate shall be entitled only to any Base Salary earned but not paid plus any bonus accrued by Employer for Employee through the date of death, plus an amount equal to the Base Salary and bonus paid or payable on Employee's behalf for the twelve months of employment immediately prior to the month in which Employee's death occurred. Such payment shall be paid in lump sum to Employee's estate within ninety (90) days after Employee's death.

               6.2 DISABILITY OF EMPLOYEE. Employer has disability insurance insuring its officers, and Employee is included under such disability insurance. In the event of the Disability (as hereinafter defined) of Employee, this Agreement and the Employment Term shall terminate. Upon a termination resulting from the Disability of Employee, Employee shall be entitled to receive (i) any Base Salary earned but not paid through the date that Employee becomes eligible for disability payments under such disability insurance, and (ii) an amount equal to the Base



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Salary and bonus received by Employee in the last twelve months of employment immediately prior to the month in which such Disability of Employee occurs which amount shall be payable, at the option of Employee, in a lump sum payment or in equal installments paid in accordance with the general payroll policies of Employer over a period not to exceed three (3) years from the effective date of termination due to the Disability of Employee; provided, however, that Employee shall not be entitled to any payments under this Section 6.2 in the event this Agreement is terminated pursuant to Section 4.1.2 regardless of whether the "cause" for which this Agreement is terminated pursuant to Section 4.1.2 also may constitute a Disability. For purposes of this Agreement, a "Disability" of Employee shall occur if (i) Employee suffers any mental or physical condition that, as determined pursuant to the terms of the Shoney's, Inc. Group Long Term Disability Plan, materially impairs Employee's ability to perform the essential functions of his duties hereunder and (ii) thereafter, Employee, within fifteen
(15) days after Employee receives written notice from Employer requesting that Employee resume his duties hereunder, is unable or refuses to do so.

         7.       GENERAL PROVISIONS.

                  7.1 INDEMNIFICATION. Employer shall indemnify and hold harmless Employee to the maximum extent permitted by Tennessee law with respect to all claims, demands, actions, proceedings, investigations, damages, costs, and expenses (including without limitation reasonable attorneys' fees) by reason of the fact that he is or was a director or officer of Employer or any of its subsidiaries. Further, Employer shall, to the maximum extent permitted by Tennessee law, pay any and all expenses (including without limitation reasonable attorneys' fees and disbursements, court costs and expert witness fees) incurred by Employee in defending any claim, demand, action, proceeding or investigation arising by reason of the fact that Employee is or was an officer or director of Employer or any of its subsidiaries. In the event it is necessary for the Employer or its shareholders to take any action in order for Employee to receive the maximum benefit of this provision, the Employer will make a good faith effort to take such action and to secure the approval of its shareholders, in the event such approval is required.

                  7.2 NO MITIGATION. Except as expressly provided to the contrary herein, Employee shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Employee as a result of employment by another employer after Employee's termination or resignation.



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                  7.3 NOTICES. Any notices to be given hereunder by either party to the other may be effected by personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses appearing in the introductory paragraph of this Agreement (to the attention of the Secretary in the case of notices to Employer), but each party may change such address by written notice in accordance with this Section 7.3. Notices delivered personally shall be deemed communicated at the time of actual receipt; mailed notices shall be deemed communicated as of the third day following deposit in the United
States Mail.

                  7.4 ENTIRE AGREEMENT. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by Employer and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein and that no other agreement shall be valid or binding unless in writing and signed by the party against whom enforcement of such agreement is sought. Any modification of this Agreement will be effective only if it is in writing signed by the party against whom enforcement of such modification is sought.

                  7.5 PARTIAL INVALIDITY. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

                  7.6 LAW GOVERNING AGREEMENT. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee.

                  7.7 WAIVER OF JURY TRIAL. Employer and Employee hereby expressly waive any right to a trial by jury in any action or proceeding to enforce or defend any rights under this Agreement, and agree that any such action or proceeding shall be tried before a court and not a jury. Employee and Employer hereby agree that any action or proceeding to enforce any claim arising out of this Agreement shall be brought and maintained in any state or federal court having subject matter jurisdiction and located in Nashville, Tennessee. Employee irrevocably waives, to the fullest extent permitted by law, any objection that he may have or hereafter have to the laying of the venue of any such action or proceeding brought in any court located in Nashville, Tennessee, and any claim that any such action or proceeding brought in such a court has been brought in an inconvenient forum.



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                  7.8 MISCELLANEOUS. Failure or delay of either party to insist upon compliance with any provision hereof will not operate as and is not to be construed to be a waiver or amendment of the provision or the right of the aggrieved party to insist upon compliance with such provision or to take remedial steps to recover damages or other relief for noncompliance. Any express waiver of any provision of this Agreement will not operate and is not to be construed as a waiver of any subsequent breach, irrespective of whether occurring under similar or dissimilar circumstances. Employee acknowledges and represents that the services to be rendered by him are unique and personal. Accordingly, Employee may not assign any of his rights or delegate any of his duties or obligations under this Agreement. The rights and obligations of Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Employer.

                  [THIS SPACE LEFT BLANK INTENTIONALLY]




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         IN WITNESS WHEREOF, Employee has hereunto affixed his hand and Employer has caused this Agreement to be executed by its duly authorized officer as of the day and year first above written.

         EMPLOYEE:                         EMPLOYER:
         ---------                         ---------
         /s/ Stephen C. Sanders
         -------------------------         SHONEY's, INC.

         Stephen C. Sanders

                                      By:  /s/ F. E. McDaniel, Jr.
                                           -------------------------------------
                                           Name: F. E. McDaniel, Jr.
                                           Title: Chief Administrative Officer



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